July 14, 1997



Mr. James Greenberg
11020 West 122nd Street
Overland Park, Kansas 66213

          Re: Offer Letter (Revision 2)

Dear Jim:

          It gives me great pleasure as President and CEO of Accelerated Connections, Inc. (the "Company") to offer you the job of Network Officer for the Company. This letter will serve to lay out the basic terms of your employment. The effective date of your employment is July 21, 1997.

          1.   Position

          You will be the lead Network Officer at Accelerated Connections, Inc. We will agree on a specific title after you join. You will report directly to me, and be expected to devote your full-time efforts to these responsibilities.


          2.   Salary

          Your annual base salary will be $145,000. You will be eligible for all employee benefits which relate to executives of the company.

July 13, 1997
Mr. James Greenberg
Page 2


          3.   Bonus

          You will be eligible for a first year bonus of up to 25% of your base salary, payable upon achievement of milestones to be established by me in conjunction with the Board of Directors.


          4.   Stock

          Subject to approval by the Board of Directors, which will meet to approve the stock option plan no later than August 31, 1997, you will be granted options to purchase 228,184 shares of Common Stock at an exercise price of $.10 per share. 25% of the options will vest on the first anniversary of the grant date which coincides with your effective date of employment, and the remaining 75% will vest thereafter on a monthly basis over the succeeding 3 year period, for a total vesting period of 4 years.


          5.   Relocation

                    The Company headquarters will be located in Colorado. You will be expected to relocate to Denver. Accordingly, the Company will pay you $50,000 to cover you and your family's relocation to Denver. In addition, the Company will reimburse you for the difference between the $280,000 (of which we understand to be the original purchase price of your residence plus improvements) and the actual

July 13, 1997
Mr. James Greenberg
Page 3


          selling price of your residence, if the actual selling price of your residence is less than $280,000. However, in no event shall the reimbursement exceed $30,000. You will be required to repay the Company for all payments and reimbursements related to your relocation to Denver if you resign or are terminated "With Cause" (defined in paragraph 6 below) on or before the first anniversary of your start date, prorated by the number of months employed by the Company.


          6.   Involuntary Termination

          In the event that your employment is terminated by the Company "Without Cause" (defined below) within your first year of employment, you will receive a severance payment equal to one year of your base pay payable in twelve monthly installments beginning on the first day of the calendar month immediately following your termination Without Cause. A termination "With Cause" shall mean a termination for any of the following reasons: (i) your failure to perform your duties (other than due to accident, sickness or disability beyond your reasonable control) after receipt of a written warning; (ii) engaging in misconduct such as theft, assault, sexual harassment, etc.; (iii) being convicted of a felony; (iv) committing an act of fraud against, or the misappropriation of property belonging to, the Company; or (v) breach

July 13, 1997
Mr. James Greenberg
Page 4



          of any confidentiality, proprietary information or non-competition agreement between you and the Company. A termination for any other reason shall be a termination "Without Cause."


          Employment with Accelerated Connections, Inc. will not be for a specified term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. If you accept this offer, the terms described in this letter will be the terms of your employment. This offer is contingent on you executing the Accelerated Connections Proprietary Information and Inventions Agreement and Non-Competition Agreement, copies of which are attached hereto and incorporated by reference. The terms of this letter and your employment will be governed by the laws of the State of Colorado.


          In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legally required proof of your identity and authorization to work in the United States.

July 13, 1997
Mr. James Greenberg
Page 5



          Assuming this letter is acceptable to you, please sign a copy and return it to me.


          I believe we all have an excellent opportunity to build a major next generation communications company. I'm delighted that you've decided to join our team, and I am looking forward to working with you.

                              Sincerely,

                              /s/ Catherine M. Hapka

                              Catherine M. Hapka





/s/ James Greenberg           7/15/97
-------------------------     --------------------------
James A. Greenberg            Date
   James Greenberg

                                       EMPLOYEE
                               PROPRIETARY INFORMATION
                               AND INVENTIONS AGREEMENT



                                                                July 15   , 1997


Accelerated Connections, Inc.
7979 Ivanhoe Avenue, Suite 550
La Jolla, CA 92037


     The following confirms an agreement between Accelerated Connections, Inc., a Delaware corporation (the "Company") and me, which is a material part of the consideration for my employment by the Company:

     1. I understand that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about algorithms, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

     2. I understand that the Company possesses or will possess "Company Materials" that are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by others or by me. "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, CD-Roms or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

     3. In consideration of my employment by the Company and the compensation received by me from the Company, I hereby agree as follows:

          a. All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection with Proprietary Information shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company. Disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

          b. All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not deliver any Company Materials to any person or entity outside the Company without appropriate non-disclosure agreements approved in writing by the Company. I further agree that, immediately upon the termination of my employment by the Company or by me for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, and any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

          c. I will promptly disclose in writing to my immediate supervisor or to any alternative person as designated by the Company all "Inventions" (which term includes improvements, inventions, works of authorship, trade secrets, technology, computer programs, formulas, compositions, ideas, designs, processes, techniques, know-how and data, whether or not patentable, relating to the Company, or to any technology, product or Proprietary Information of the Company or which the Company is attempting to develop) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

          I will not disclose Inventions covered by Section 3.d to any person outside the Company unless I am requested to do so by management personnel of the Company.

          d. I agree that all Inventions that I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted under the laws of the State of Colorado and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited under the laws of the State of Colorado. The Company shall be the sole owner of all Rights in connection therewith.

          e. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in evidencing, perfecting, obtaining, maintaining, defending, and enforcing Rights and/or my assignment with respect to such Inventions made during my employment in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents with the same legal force and effect as if executed by me.

          f. Any assignment of a copyright relating to matters arising during my employment with the Company includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.

          g. I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

          h. During the term of my employment and for one (1) year thereafter, I will not directly or indirectly encourage or solicit or inform or encourage others to hire or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

          i. I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business or any proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or any proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time while I am employed by the Company.

          j. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

     4. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.

     5. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment.

     6. I agree that my obligations under paragraphs 3.a through 3.f and paragraph 3.h of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

     7. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Colorado without regard to the conflict of laws provisions thereof. I further agree that if one (1) or more provisions of this Agreement are held to be illegal or unenforceable under applicable Colorado law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

     8. This Agreement shall be effective on the date my employment commences and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

     9. This Agreement can only be modified by a subsequent written agreement executed by the President of the Company.



                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.



Dated:  July 15         , 1997          /s/ James Greenberg
        ----------------    --          ----------------------------------------
                                                       Employee
                                                James Greenberg


Accepted and Agreed to:

ACCELERATED CONNECTIONS, INC.


By: /s/ Catherine M. Hapka
    -------------------------------






                 [COUNTERPART SIGNATURE PAGE TO EMPLOYEE PROPRIETARY
                        INFORMATION AND INVENTIONS AGREEMENT]

                            ACCELERATED CONNECTIONS, INC.

                               COVENANT NOT TO COMPETE


     In consideration of my employment as a manager, executive, or as an officer or employee who constitutes professional staff to executive and management personnel of Accelerated Connections, Inc. (the "Company"), the compensation received by me from the Company, as well as the access the Company has granted to me to use, review, and become familiar with the Company's business, including certain valuable proprietary information and trade secrets (hereafter referred to as "Proprietary Information," which is defined in detail in the Proprietary Information and Inventions Agreement for Employees I have signed contemporaneously with this Agreement, and which is incorporated herein by reference), and other good and valuable consideration, the sufficiency of which is hereby acknowledged by my signature below, I agree as follows:

1. For a period of two (2) years from the date of termination of employment with the Company and during the term of my employment, I will not do the following, directly or indirectly, on my own account or as an employee, consultant, partner, owner, officer, director, or stockholder of any other firm, partnership, or corporation:

     a. Conduct, engage in, be connected with, have any interest in, or aid or assist anyone else in engaging in, or contribute my knowledge to any work or activity that involves a product, process, apparatus, service, or development that is used by or in connection with an entity that provides XDSL services;

     b. Solicit, divert, take away, or interfere with any of the business customers of the Company, which customers I acknowledge will be developed by the Company and are valuable trade secrets of the Company;

     c. Interfere with the suppliers, manufacturers, distributors, wholesalers, or other such companies with which the Company transacts business.

2. Nothing in this Agreement shall prevent the Employee from owning shares of stock of any corporation in competition with the Company if the stock of the corporation is publicly traded on a nationally recognized stock exchange.

3. At the sole discretion of the Company, I shall be permitted to engage in such proposed work or activity set forth in Paragraph 1 of this Agreement, and the Company shall furnish me a written consent to that effect signed by an officer. If I shall have furnished to the Company clear and convincing written evidence, including assurances from me and my new employer, that the fulfillment of my duties in such proposed work or activity would not likely cause me (and, in the case of Paragraph 1(c), any former employee or consultant of the Company) to disclose, base judgments upon, or use any Proprietary information of the Company, the Company may elect to waive the terms of Paragraph 1.

     Notwithstanding such a waiver by the Company, I shall continue to be obligated regarding Proprietary information and inventions Agreement for employees.

4.   I acknowledge:

     a. The Company has expended and will continue to expend substantial time, money, and effort in developing the Proprietary Information;

     b. I will, in the course of my employment be personally entrusted with and exposed to the Proprietary Information;

     c. The Company, during the term of my employment and after its termination, will be engaged in the highly competitive communications industry;

     d. The Company intends to provide products and services nationally and internationally;

     e. With the access I have had to the Proprietary Information of the Company, I could become a competitor of the Company; and

     f. The Company will suffer great loss and irreparable harm if I were to terminate my employment with the Company and thereafter enter directly or indirectly into competition with the Company within two (2) years after termination of my employment.

5. I acknowledge that damages cannot reasonably compensate the Company in the event I violate this Agreement and that it would be difficult to ascertain the lost profits that would be suffered. In the event I breach this Agreement, I consent to the Company seeking injunctive relief, without notice to me, in order to prevent my continued violation of this Agreement. The Company may also pursue any other remedies it may have against me for damages. I waive, however, any claim for damages I may have for the wrongful issuance of any such injunctive relief.

6. No waiver of any breach or violation of this Agreement shall be implied from forbearance or failure by the Company to take action for that breach or violation. A waiver by the Company of any breach or provision shall not be construed as a waiver of any subsequent breach. The terms of this Agreement are severable, and if any particular portion is determined to be invalid or unenforceable, the balance of this Agreement shall be enforced to the fullest extent permissible under law.

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado. The Company may seek to enforce this Agreement in any court of competent jurisdiction, to which I consent to personal jurisdiction. If the Company enforces this Agreement, the Company will be entitled to recover from me its reasonable costs and attorneys' fees in seeking the enforcement.

8. No provision of this Agreement may be terminated, amended, supplemented, waived, or modified other than in writing signed by both parties.

9. This Agreement, together with the Proprietary Information and Inventions Agreement for Employees, represents the entire Agreement between the parties with respect to the subject matter of this Agreement.

10. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors, and assigns.


                              Accelerated Connections, Inc.


                              By:  /s/ Catherine M. Hapka
                                   ---------------------------------------------

                              Name: Catherine M. Hapka
-------------------------           --------------------------------------------

Name: /s/ James Greenberg     Its: President & CEO
      -------------------          ---------------------------------------------
     James Greenberg


                                          3